White & Case
         W. Jurcewicz i Wspolnicy - Kancelaria Prawna Spolka Komandytowa
                              Ul. Marszalkowska 142
                                  00-061 Warsaw
                                     Poland

                                                                    26 June 2009

The State Treasury of The Republic of Poland
Ministry of Finance
Ul. Swietokrzyska 12
Warsaw, Poland

Dear Sirs,

We have acted as Polish counsel to the State Treasury of the Republic of Poland (the "State Treasury") in connection with the preparation of the Amendment to the Registration Statement under Schedule B filed with the United States Securities and Exchange Commission on even date herewith (the "Registration Statement"), pursuant to which the State Treasury proposed from time to time to issue and sell its notes and bonds as described therein (the "Securities"). Terms used herein and defined in the Registration Statement are used herein as so defined.

In order to give the opinion hereinafter set forth, we have examined the following:

(a)   the Public Finance Law of June 30, 2005 (as amended);

(b)   the Budget Act for 2009 of January 9, 2009 (as amended);

(c) the Order of the Minister of Finance of June 26, 2006 on the conditions of issuing treasury bonds to be offered on foreign markets;

(d)   the Personal Income Tax Act of July 26, 1991 (as amended); and

(e)   the Corporate Income Tax Act of February 15, 1992 (as amended);

and such other laws as was deemed necessary for such purpose.

As to certain facts material to our opinion, we have relied to the extent that we deemed such reliance proper upon statements of representatives of the State Treasury. In rendering such opinion, we have assumed that any Securities issued by State Treasury under the Registration Statement, when aggregated with any other external debt securities issued by the State Treasury, will not exceed the limits for the incurrence of external indebtedness in the form of bonds and securities issued by the State Treasury pursuant to the provisions of the Budget Act for 2009.
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Based upon the foregoing and subject to the assumptions set forth herein, we are of the opinion that, upon the execution by the Minister of Finance of the letter of issue, with respect to particular Securities, when duly authorized, executed and delivered by the State Treasury, represented by the Minister of Finance, authenticated in accordance with the provisions of a duly executed Fiscal Agency Agreement and delivered to, and paid for by, the relevant underwriters or purchasers thereof in the manner contemplated by the Registration Statement and the relevant Underwriting Agreement, the Securities will be valid and legally binding obligations of the State Treasury under the laws of Poland.

This opinion is limited to the laws of the Republic of Poland and does not cover any questions arising under or relating to the laws of United States or the laws of the State of New York, any political subdivision thereof or any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Validity of the Securities" in the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,


/s/ Witold Danilowicz
--------------------------
Managing Partner
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